PRESS RELEASE

Company Contact:	Investor Contact:
Jennifer Crane	John Baldissera
Crossroads Systems	BPC Financial Marketing
jcrane@crossroads.com	800.368.1217

512.928.6897 or 800.643.7148

Press Contact:

Matthew Zintel

Zintel Public Relations

matthew.zintel@zintelpr.com

281.444.1590

Crossroads Systems Reports Fiscal Third Quarter 2012 Financial Results

AUSTIN, TX – August 29, 2012 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data protection solutions and services, reported financial results for its fiscal third quarter ended July 31, 2012.

StrongBox Highlights

•	Entered into a strategic alliance with Iron Mountain, a partnership that creates both an OEM channel as well as an ongoing SaaS service.
•	Major League Baseball Network chooses StrongBox to solve long-term, on-line archive needs.
•	Increased StrongBox revenue quarter over quarter from approximately $150,000 to more than $900,000.

Fiscal Q3 2012 Financial Results

Revenue for fiscal Q3 2012 increased 37% to $3.5 million from $2.6 million in the same quarter a year ago. The increase was due to a 58% increase in product revenue from fiscal Q3 2011 mainly due to the roll-out of systems across a large Read Verify Appliance (RVA) customer as well as a few large StrongBox customers, offset by decreases in SPHiNX sales. The increase was also due to a 22% increase in IP license, royalty and other revenue primarily due to the recognition of revenue relating to the Iron Mountain contract.

Gross profit for fiscal Q3 2012 was $2.6 million or 75% of total revenue, as compared to $2.3 million or 88% of total revenue in the same quarter a year ago. The decrease in gross profit as a percent of revenue was due to the product mix and lower margin associated with the Iron Mountain research and development arrangement.

Operating expenses for fiscal Q3 2012 increased $0.8 million from the same period a year ago to $5.8 million, which included $507,000 of stock-based compensation in Q3 2012 and $137,000 of stock-based compensation in Q3 2011. Operating expenses increased due to headcount increases including $0.3 million of non-recurring expenses relating to hiring personnel and professional fees.

Net loss for fiscal Q3 2012 totaled $3.2 million or $(0.29) per share, as compared to a net loss of $2.7 million or $(0.25) per share in the same quarter a year ago.

At July 31, 2012, cash and cash equivalents totaled $10.3 million, as compared to $9.9 million in the previous quarter.

Management Commentary

Rob Sims, President and CEO of Crossroads Systems, commented, “The third quarter was an important quarter for Crossroads. The Major League Baseball Network (MLB) and Iron Mountain announcements this quarter both validate the StrongBox product as well as the long-term opportunities for growth. MLB Network serves as a great illustration of how StrongBox provides data protection and security at the price point needed for long-term archive – with a built-in annuity model since as their data grows, added capacity grows, and Crossroads’ revenue grows. The investment by Iron Mountain as well as their financial commitment to the development of a world-class service based on StrongBox shows their belief in this annuity model and their belief in Crossroads. I’m very excited about this partnership and see great potential for both companies going forward.”

Conference Call

Crossroads will hold a conference call later today (Wednesday, August 29, 2012) to discuss financial results. Sims and CFO Jennifer Crane will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management's presentation.

To participate in the call, dial the number 5-10 minutes prior to the start time and ask for the Crossroads Systems conference call:

Date: Wednesday, August 29, 2012
Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)
Dial-In Number: 1-877-221-8809
International: 1-706-679-8667

The conference call will be broadcasted and available for replay at http://us.meeting-stream.com/crossroadssystemsinc_082912 and via the company's Web site in the Investor Relations Events & Presentations section.

For the webcast, please visit the Web site at least 15 minutes early to register, download, and install any necessary audio software.

About Crossroads Systems
Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data protection solutions and services. Crossroads offers organizations proactive data security, intelligent storage connectivity, high performance, and significant cost savings. Founded in 1996 and headquartered in Austin, Texas, Crossroads holds more than 100 patents granted and pending and has been honored with numerous industry awards for innovation in data protection and storage. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, uncertainties relating to product development and commercialization, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, technological change in its industry, market acceptance of its products and services, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

©2012 Crossroads Systems, Inc. Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	October 31,	July 31,
	2011	2012
		(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$7,336	$10,290
Short-term investments	3,385	-
Total cash, cash equivalents and short-term investments	10,721	10,290

Accounts receivable, net of allowance for doubtful accounts of $71 and $99, respectively	2,659	2,035
Inventory	188	316
Prepaid expenses and other current assets	297	296
Total current assets	13,865	12,937

Property and equipment, net	1,320	1,471
Intangible assets, net	110	-
Other assets	56	55
Total assets	$15,351	$14,463

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,228	$1,047
Accrued expenses	2,156	2,336
Deferred revenue	1,009	1,908
Current portion of long term debt	1,973	2,943
Total current liabilities	7,366	8,234

Long term liabilities	126	1,917

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.001 par value, 75,000,000 shares authorized, 10,923,543 and 11,657,842 shares issued and outstanding, respectively	11	12
Additional paid-in capital	199,750	204,259
Accumulated other comprehensive loss	(40)	(45)
Accumulated deficit	(191,862)	(199,914)
Total stockholders' equity	7,859	4,312
Total liabilities and stockholders' equity	$15,351	$14,463

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2011	2012	2011	2012
Revenue:
Product	$1,016	$1,608	$3,410	$4,611
IP license, royalty and other	1,561	1,912	5,345	4,941

Total revenue	2,577	3,520	8,755	9,552

Cost of revenue:
Product	56	235	286	471
IP license, royalty and other	241	658	881	1,131

Total cost of revenue	297	893	1,167	1,602

Gross profit	2,280	2,627	7,588	7,950

Operating expenses:
Sales and marketing	1,295	1,573	3,685	4,516
Research and development	2,917	3,234	7,855	8,653
General and administrative	665	935	2,147	2,530
Amortization of intangible assets	47	16	582	110

Total operating expenses	4,924	5,758	14,269	15,809

Loss from operations	(2,644)	(3,131)	(6,681)	(7,859)

Interest expense	(29)	(75)	(90)	(178)
Other expense	-	(31)	-	(16)

Net loss	$(2,673)	$(3,237)	$(6,771)	$(8,053)

Basic and diluted net loss per share	(0.25)	(0.29)	(0.63)	(0.73)

Basic and diluted average common shares outstanding	10,868,382	11,194,755	10,789,317	11,072,574

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended
	July 31,
	2011	2012

Cash flows from operating activities:
Net loss	$(6,771)	$(8,053)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	376	505
Amortization of intangible assets	582	110
Loss on disposal of property and equipment	6	17
Stock-based compensation	302	1,280
Provision for doubtful accounts receivable	1	28
Changes in assets and liabilities:
Accounts receivable	3,007	586
Inventory	(194)	(128)
Prepaid expenses and other current assets	(578)	(2)
Accounts payable	4	(1,177)
Accrued expenses	(297)	270
Deferred revenue	64	1,094
Net cash used in operating activities	(3,498)	(5,470)
Cash flows from investing activities:
Purchase of property and equipment	(1,067)	(700)
Proceeds from sale of property and equipment	-	15
Purchase of held-to-maturity investments	(6,670)	(185)
Maturity of held-to-maturity investments	1,806	3,570
Net cash (used in) provided by investing activities	(5,931)	2,700
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	62	3,160
Proceeds from borrowing on debt	-	3,000
Paydown of debt	-	(422)
Net cash provided by financing activities	62	5,738

Effect of foreign exchange rate on cash and cash equivalents	147	(14)
Net (decrease) increase in cash and cash equivalents	(9,220)	2,954
Cash and cash equivalents, beginning of period	13,811	7,336
Cash and cash equivalents, end of period	$4,591	$10,290